Exhibit 99.1

Contacts:

Brad W. Buss

EVP Finance & Administration and CFO

(408) 943-2754

Joseph L. McCarthy

Director Corporate Communications

(408) 943-2902

FOR IMMEDIATE RELEASE

Cypress Announces First-Ever Cash Dividend

SAN JOSE, Calif., May 12, 2011 – Cypress Semiconductor Corp. (Nasdaq: CY) today announced that its Board of Directors has adopted a dividend policy under which the Company intends to pay quarterly cash dividends on its common stock.

The Board declared the first quarterly cash dividend of $0.09 per share payable to holders of record of the Company’s common stock at the close of business on June 24, 2011. This dividend will be paid on July 21, 2011. The declared dividend will be paid from U.S. domestic sources other than the Company’s retained earnings and is expected to be treated as an untaxed return of capital for U.S. tax purposes for the 2011 fiscal year, although the final determination of the tax treatment of the dividend will be made after the Company’s 2011 fiscal year end. The Company will provide direction annually on the potential tax treatment of the dividend for U.S. tax purposes.

“Cypress is executing very well on its long-term business model and is delivering increasing value to its stockholders,” said Brad Buss, Cypress’s executive vice president and chief financial officer. “We continue to invest heavily in our main business units, including our family of rapidly growing PSoC® products, and our Emerging Technology Division, and we are enjoying the strongest product cycles in the company’s history. We are pleased to be able to return excess cash to our stockholders through our stock repurchase program and now through the adoption of a dividend policy. We also look forward to adding new stockholders who desire to invest in a growing company with a very competitive dividend.”

The dividend policy and the payment of cash dividends under that policy are subject to the Board’s continuing determination that the dividend policy and the declaration of dividends are in the best interests of Cypress’s stockholders and are in compliance with all laws and agreements of Cypress applicable to the declaration and payment of cash dividends. The dividend may be changed or cancelled at the Company’s discretion at any time.

About Cypress

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the flagship PSoC® programmable system-on-chip families and derivatives such as PowerPSoC® solutions for high-voltage and LED lighting applications, CapSense® touch sensing and TrueTouch™ solutions for touchscreens. Cypress is the world leader in USB controllers, including the high-performance West Bridge® solution that enhances connectivity and performance in multimedia handsets. Cypress is also a leader in high-performance memories and programmable timing devices. Cypress serves numerous markets including consumer, mobile handsets, computation, data communications, automotive, industrial and military. Cypress trades on the NASDAQ Global Select Market under the ticker symbol CY. Visit Cypress online at www.cypress.com.

Forward-Looking Statements

This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding its adoption of a dividend policy, any future payments made under that policy, any decision to cancel or change the dividend policy, each of which involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: the discretion of management and the board as to whether declaring a dividend is in the best interests of the Company, the business and economic conditions and growth trends in the semiconductor industry and in various geographic regions; our ability to manage financial risk; and other factors listed in Cypress’s most recent reports on Form 10-K, 10-Q and 8-K. The information above speaks only as of the date of this release.

Cypress and the Cypress logo, PSoC, PowerPSoC, CapSense, West Bridge and EZ-USB are registered trademarks of Cypress Semiconductor Corporation. Programmable System-on-Chip, and CyFi are trademarks of Cypress Semiconductor Corp. All other trademarks are the property of their respective owners

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